THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO
OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

                           CONVERTIBLE PROMISSORY NOTE

$1,000,000                                                      October 25, 2001

     For value received, BIO-IMAGING TECHNOLOGIES, INC., a Delaware corporation (the "COMPANY") promises to pay to Quintiles, Inc., whose address is c/o Quintiles Transnational Corp., Riverbirch Building, Suite 200, 4709 Creekstone Drive, Durham, North Carolina 27703, or its assigns (the "HOLDER") the principal sum of One Million Dollars ($1,000,000) with interest on the outstanding principal amount at the per annum rate in effect on the business day immediately prior to the date on which payments are due hereunder equal to the Three-Month London Interbank Offering Rate as published from time to time in the Wall Street Journal (the "Three Month LIBOR Rate") plus 300 basis points, compounded annually based on a 365-day year. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full.

     1. This note (the "NOTE") is issued pursuant to the terms of that certain Asset Purchase Agreement dated as of October 25, 2001 (the "AGREEMENT") by and between the Company and the Holder. This Note is subordinate in right of payment to the Factoring Agreement currently in effect between the Company and Silicon Valley Bank. Capitalized terms used but not defined herein shall have the same meanings given them in the Agreement.

     2. Subject to the earlier conversion of this Note pursuant to Section 3 below, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on November 1, 2004 (the "MATURITY DATE"). Beginning on February 1, 2002, and on each May 1, August 1, November 1 and February 1 thereafter until and including the Maturity Date, the Company shall pay 11 quarterly installments of principal in the amount of $41,667.00 and a twelfth payment of principal of $41,663.00 with respect to $500,000 of the principal amount, together with accrued interest thereon at each such payment date. All payments of interest and principal shall be in lawful money of the United States of America in immediately available funds. All payments shall be applied first to accrued interest, and thereafter to principal.

     3. The entire principal balance, or any portion thereof, and all accrued and unpaid interest thereon shall be convertible into shares of the common stock of the Company (the "COMMON STOCK"), at any time and from time to time prior to the Maturity Date at the sole election of the Holder (the "Conversion Right"). In the event that the Holder exercises the Conversion Right under this Section 3, this Note shall be canceled on the date on which the Holder delivers a written notice (the "Conversion Notice") to the Company of its intention to so convert this Note, or any portion thereof, and the Holder or its assigns shall be issued: (i) a stock certificate representing (or which includes) that number of shares of Common Stock equal to the number which is (A) the sum of the principal balance as to which the Holder has elected to exercise its Conversion Right and all accrued and unpaid interest thereon, divided by (B) the greater of
(I) 75% of the average daily closing price per share of the Common Stock on the OTC Bulletin Board (or such successor securities exchange or quotation system on which the Common Stock is then traded) for the ten consecutive trading days immediately preceding the date of the Conversion Notice or (II) $0.906; and (ii) a debt instrument, substantially in the form of this Note, representing the sum of the principal balance, if any, as to which Holder has not exercised its Conversion Right under this Section 3, and all accrued and unpaid interest thereon.

     4. If, prior to the Maturity Date, (a) the Company consummates an agreement for the acquisition of fifty percent (50%) or more of the voting power of the Company by merger, sale or other form of corporate reorganization or the sale or other disposition of all or substantially all of its assets, (b) the Company fails to pay any amount due hereunder within 15 days of the date when due, (c) the Company becomes unable to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated as a bankrupt or insolvent, files any petition or answer seeking for itself any reorganization, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, files any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceeding, or if there is the appointment of any custodian, trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company,
(d) the Company commits a breach of the Master Services Agreement that has a material and adverse effect on any customer relationship of the Holder and the Company fails to cure such breach within 30 days of notice from Holder or (e) the Company incurs new indebtedness after the date hereof with a party (other than the Holder) outside of the ordinary course of business or in which the amount of such indebtedness exceeds $150,000 (and the Company fails to obtain the prior consent of the Holder, which shall not be unreasonably withheld or delayed, to the incurrence of such indebtedness), then the Holder may, in addition to all other rights and remedies it has under applicable law, declare the entire outstanding principal amount hereunder and all accrued and unpaid interest thereon immediately due and payable. In addition, upon the occurrence of any of the events under subparagraphs (b) and (c) above, the Company shall issue, or cause to be issued, the maximum number of shares of Common Stock issuable to Holder, if any, as Additional Consideration under the Agreement.

     5. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but shall at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note.

     6. Nothing contained in this Note shall be construed as conferring upon the Holder of any other person the right to vote or to consent or to receive notice as a shareholder of the Company.

     7. In the event of any default hereunder, the Company shall pay all reasonable attorneys' fees and court costs incurred by the Holder in enforcing and collecting this Note.

     8. Any principal repayment or interest payment on the Note not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at ten percent (10%) per annum.

     9. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

     10. The Company may not prepay this Note prior to the Maturity Date without first obtaining the written consent of Holder, which may be withheld for any reason.

     11. The terms of this Note shall be construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

     12. The terms and conditions of this Note shall not be amended, waived, altered, supplemented, modified or terminated in any manner whatsoever except by a written instrument, duly executed by the Company and the Holders.

     13. Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit with the United States Post Office, or Federal Express, postage prepaid, addressed to the Company at the address set forth in the Agreement, or at such other address as the Company may designate by ten days advance written notice to the Holder.

     14. In case any provision of this Note shall be held to be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain, as nearly as practicable, the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Note shall not in any way be affected or impaired thereby.


                                                  BIO-IMAGING TECHNOLOGIES, INC.


                                                  By:  /s/ Mark L. Weinstein
                                                       -------------------------
                                                       Mark L. Weinstein
                                                       President & CEO